Exhibit 10.9

THIS SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION THEREFROM.

SECURED PROMISSORY NOTE

U.S. $1,383,000.00

Las Vegas, Nevada Dated: June 03, 2026

FOR VALUE RECEIVED, FuzeBox AI, Inc., a Nevada corporation (the “Maker” or the “Company”), having its principal office at 8400 W. Sunset Road, Suite 300, Las Vegas, Nevada 89113, hereby unconditionally promises to pay to the order of VIP Play, Inc., a Nevada corporation (together with its successors and permitted assigns, the “Payee” or the “Holder”), having its principal executive offices at 8400 W. Sunset Road, Suite 300, Las Vegas, Nevada 89113, the principal sum of One Million Three Hundred Eighty-Three Thousand and 00/100 U.S. Dollars (U.S. $1,383,000.00) (the “Principal Amount”), on the terms set forth in this Secured Promissory Note (this “Note”).

Consideration. This Note is issued by the Maker to the Payee as consideration for the transfer, assignment and conveyance to the Maker of certain intellectual property of the Payee (the “Transferred IP”), consisting of the intellectual property described in Schedule A hereto. The Principal Amount corresponds to the fair market value of the Transferred IP of $1,383,000 (rounded) as of February 28, 2026, as determined in the independent valuation report titled “Fair Market Value of Intellectual Property of VIP Play, Inc. as of February 28, 2026,” issued June 3, 2026 by Cherry Bekaert Advisory LLC (the “Valuation Report”).

1. Interest. This Note shall bear interest on the outstanding Principal Amount from and including the date first written above (the “Date of Issuance”) at the rate of four percent (4.00%) per annum (the applicable federal rate in effect on the Date of Issuance), computed on the basis of a 365-day year for the actual number of days elapsed. Accrued and unpaid interest shall be due and payable together with the Principal Amount on the Maturity Date. Following the occurrence and during the continuance of an Event of Default (as defined below), the outstanding Principal Amount and all accrued and unpaid interest shall bear interest at the lesser of (a) ten percent (10%) per annum and (b) the maximum rate permitted by applicable law.

2. Maturity; Payment of Principal. The entire outstanding Principal Amount, together with all accrued and unpaid interest and any other amounts payable under this Note, shall be due and payable in a single balloon payment on the date that is thirty-six (36) months after the Date of Issuance (the “Maturity Date”). All payments under this Note shall be made in lawful money of the United States of America, in immediately available funds, at the address of the Payee set forth above or at such other place as the Payee may from time to time designate in writing to the Maker. If any payment becomes due on a day that is not a business day, such payment shall be made on the next succeeding business day.

3. Prepayment. The Maker may prepay this Note, in whole or in part, at any time and from time to time prior to the Maturity Date, without premium, penalty or prior notice. All prepayments shall be applied first to accrued and unpaid interest and other amounts then due, and thereafter to the outstanding Principal Amount.

4. Grant of Security Interest. As security for the full and timely payment and performance of all obligations of the Maker under this Note (the “Obligations”), the Maker hereby grants to the Payee a continuing security interest in, and lien upon, all of the Maker’s right, title and interest in and to the Transferred IP described in Schedule A, together with all associated goodwill, registrations and applications, all rights to sue for and collect damages for past, present and future infringement thereof, and all products and proceeds of the foregoing (collectively, the “Collateral”). The parties intend that this security interest constitute a purchase-money security interest in the Collateral. This Note shall constitute a security agreement within the meaning of the Uniform Commercial Code as in effect in the State of Nevada (the “UCC”).

5. Perfection; Further Assurances. The Maker authorizes the Payee to file one or more financing statements (including UCC-1 financing statements) and any amendments or continuations thereof describing the Collateral, and to take any other action reasonably necessary to perfect and maintain the perfection and priority of the Payee’s security interest in the Collateral. The Maker shall promptly execute and deliver such further documents and instruments as the Payee may reasonably request to effectuate the purposes of this Note. Until the Obligations are paid in full, the Maker shall not sell, assign, license (other than in the ordinary course of business), or grant any competing lien or security interest in the Collateral without the prior written consent of the Payee.

6. Release of Security Interest. Upon the payment in full of the Principal Amount and all other Obligations under this Note, the Payee’s security interest in the Collateral shall automatically terminate and be released, and the Payee shall, at the Maker’s expense, promptly execute and deliver such termination statements and other documents as the Maker may reasonably request to evidence such release.

7. Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Note: (a) the Maker fails to pay the Principal Amount or any other amount due under this Note on the date the same becomes due and payable; (b) the Maker breaches any other covenant or agreement in this Note and such breach continues uncured for thirty (30) days after written notice thereof from the Payee; (c) the Maker files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or makes any assignment for the benefit of creditors, or takes any corporate action in furtherance of any of the foregoing; or (d) an involuntary petition is filed against the Maker and is not dismissed or discharged within sixty (60) days, or a custodian, receiver, trustee or similar official is appointed to take possession of any material property of the Maker.

8. Remedies. Upon the occurrence and during the continuance of an Event of Default, the outstanding Principal Amount and all other Obligations shall, at the option of the Payee and upon written notice to the Maker (except that no such notice shall be required upon an Event of Default described in Section 7(c) or 7(d), upon which acceleration shall be automatic), become immediately due and payable. Upon an Event of Default, the Payee may exercise all rights and remedies of a secured party under the UCC and any other applicable law, all of which rights and remedies shall be cumulative and not exclusive.

9. Costs of Collection. The Maker shall pay, on demand, all reasonable costs and expenses (including reasonable attorneys’ fees and court costs) incurred by the Payee in connection with the enforcement or collection of this Note or the exercise of any remedy hereunder following an Event of Default.

10. Waivers. The Maker hereby waives presentment, demand for payment, notice of dishonor, protest and notice of protest, and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note. No delay or omission by the Payee in exercising any right or remedy under this Note shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any other or further exercise thereof.

11. Usury Savings. Notwithstanding anything to the contrary in this Note, in no event shall any interest charged, collected or reserved under this Note exceed the maximum rate permitted by applicable law. If any amount paid under this Note would otherwise exceed such maximum rate, such excess shall be applied to reduce the outstanding Principal Amount or, if no Principal Amount remains outstanding, refunded to the Maker.

12. Successors and Assigns. This Note shall bind and inure to the benefit of the Maker and the Payee and their respective successors and permitted assigns; provided, however, that the Maker may not assign or delegate any of its obligations under this Note without the prior written consent of the Payee. The Payee may transfer this Note only in compliance with applicable securities laws and upon surrender of this Note to the Maker for reissuance in the name of the transferee.

13. Amendments; Waivers in Writing. No term of this Note may be amended, modified or waived except by a written instrument signed by the Maker and the Payee (or, in the case of a waiver, by the party against whom the waiver is to be enforced).

14. Notices. All notices and other communications under this Note shall be in writing and shall be deemed duly given when delivered personally, sent by nationally recognized overnight courier, or mailed by certified or registered mail (return receipt requested), in each case to the address of the applicable party set forth above (or to such other address as such party may designate by notice given in accordance with this Section).

15. Governing Law. This Note, and all matters arising out of or relating to this Note, whether sounding in contract, tort or statute, shall be governed by and construed in accordance with the internal laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any jurisdiction other than those of the State of Nevada.

16. Severability. If any provision of this Note is held to be invalid, illegal or unenforceable, such provision shall be modified to the minimum extent necessary to make it valid, legal and enforceable, and the remaining provisions of this Note shall continue in full force and effect.

17. Corporate Approval. The Maker represents and warrants that the execution, delivery and performance of this Note have been duly authorized by all necessary corporate action of the Maker, and that its board of directors, in the exercise of its fiduciary duties, has approved the Maker’s execution of this Note based upon a reasonable belief that the terms hereof are fair and appropriate for the Maker after reasonable inquiry concerning the Maker’s financing objectives and financial situation.

IN WITNESS WHEREOF, the Maker has executed and delivered this Secured Promissory Note as of the date first written above.

MAKER:
FUZEBOX AI, INC.

By:	/s/ Duncan Beatty
Name:	Duncan Beatty
Title:	CFO

ACKNOWLEDGED AND AGREED (as to the security terms):
PAYEE:
VIP PLAY, INC.

By:	/s/ John Dermody
Name:	John Dermody
Title:	GM of Gaming

SCHEDULE A

Description of Transferred IP / Collateral

The “Transferred IP” and “Collateral” consist of all right, title and interest of VIP Play, Inc. in and to the intellectual property valued in the Valuation Report, comprising the early-stage, pre-production ideas, concepts, methods, conceptual system designs, proposed AI use cases, technical approaches, methodologies, and related proof-of-concept and development work relating to a potential AI-enabled software platform, together with all associated documentation, know-how, trade secrets, goodwill, and all products and proceeds of the foregoing.

Note: The parties should confirm and, if desired, itemize the specific assets comprising the Transferred IP (e.g., named designs, documents, repositories, or files) to ensure the security interest and any UCC-1 filing adequately identify the Collateral.